SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ANESIVA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ANESIVA, INC.

650 Gateway Boulevard

South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 30, 2007

DEAR STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Anesiva, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, May 30, 2007 at 9:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030 for the following purposes:

1.	To elect three directors to hold office until our 2010 Annual Meeting of Stockholders.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2007.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 12, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Patrick A. Broderick Patrick A. Broderick Vice President, General Counsel and Secretary

South San Francisco, California

April 25, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ANESIVA, INC.

650 Gateway Boulevard

South San Francisco, California 94080

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 30, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Anesiva, Inc. (sometimes referred to as the “Company” or Anesiva) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 25, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 12, 2007 will be entitled to vote at the annual meeting. On this record date, there were 27,536,227 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on April 12, 2007 your shares were registered directly in your name with Anesiva, Inc.’s transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 12, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors to hold office until our 2010 Annual Meeting of Stockholders; and

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., eastern time on Tuesday, May 29, 2007 to be counted.

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To vote on the Internet, go to http://www.proxyvoting.com/ansv to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., eastern time on Tuesday, May 29, 2007 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Anesiva, Inc. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 12, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Secretary, care of Anesiva, Inc., 650 Gateway Boulevard, South San Francisco, California 94080.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 25, 2007, to our Secretary, care of Anesiva, Inc., 650 Gateway Boulevard, South San Francisco, California 94080. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, pursuant to our Bylaws you must provide specified information to us between January 31, 2008 and March 1, 2008. You are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

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For the election of directors, the three nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

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To be approved, Proposal No. 2 ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ended December 31, 2007, must receive “For” votes from the holders of a majority of shares present either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 27,536,227 shares outstanding and entitled to vote. Thus, the holders of 13,768,114 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Anesiva’s Board of Directors is divided into three classes with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors presently has eight members. There are three directors in the class whose term of office expires in 2007. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2010 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. Messrs. McLaughlin, Colligan and Eckert, and Drs. Powell and Zerbe attended our 2006 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Anesiva, Inc.’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2010 Annual Meeting

Charles M. Cohen, Ph.D. is 56 years old and has served as a member of our Board of Directors since December 2005. Since May 2003, Dr. Cohen has been a Vice President at Advent International, a private equity firm. Currently Dr. Cohen is the Chairman, Supervisory Board of Cellzome AG, a pharmaceutical company. From February 2004 through December 2005, Dr. Cohen served as a member of the Board of Directors of AlgoRx Pharmaceuticals, Inc. From 2000 to 2002, Dr. Cohen was the Chief Executive Officer of Cellzome AG. Before this, Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982, and was a director and its President and Chief Executive Officer from 1985 to 1995. Dr. Cohen serves on the Board of Directors of Exelixis, Inc and he has been the chief executive officer of several companies. He received a Ph.D. from New York University School of Medicine.

Carter H. Eckert is 65 years old and has been a member of our Board of Directors since December 2005. From December 2004 through December 2005 Mr. Eckert served on the Board of Directors of AlgoRx Pharmaceuticals, Inc. From February 2003 to March 2004, Mr. Eckert was the Chairman of the Board of Directors and Chief Executive Officer of IMPATH Inc., a cancer information company. In September 2003, IMPATH filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. IMPATH Inc. subsequently sold certain of its assets to IMPAC Medical Systems, Inc. in November 2003 and sold its remaining assets to Genzyme Corporation in May 2004. From 1995 to 2001, Mr. Eckert served as President of Knoll Pharmaceutical Company and as President of the Americas for Knoll’s parent company, BASF Pharma. During that period, Mr. Eckert also was a member of BASF Pharma’s Pharmaceutical Board, where he was responsible for global therapeutic franchises and corporate transactions. Prior to joining Knoll and BASF Pharma in 1995, Mr. Eckert was President and Chief Executive Officer of Boots Pharmaceuticals, Inc. where he was responsible for North American operations. Mr. Eckert joined Boots Pharmaceuticals in 1985 as Executive Vice President and Chief Operating Officer after more than a decade at Baxter Travenol Laboratories, where he served as President of the Pharmaceutical Products Division. Mr. Eckert is a trustee of Caldwell College. He received a B.S. in Chemical Engineering from the Illinois Institute of Technology and an M.B.A. from Northwestern University.

John P. McLaughlin is 56 years old and has been our Chief Executive Officer, and a member of our Board of Directors since January 2000. From January 2000 to September 2005, Mr. McLaughlin also served as our President. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President with responsibility for many commercial functions. From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Mr. McLaughlin served as counsel to various subcommittees in the United States House of Representatives, where he drafted numerous measures that became FDA laws. Mr. McLaughlin co-founded and served as chairman of the Board of Directors of Eyetech Pharmaceuticals, Inc., a biopharmaceutical company. He received a B.A. in Government from the University of Notre Dame and a J.D. from the Catholic University of America.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office until the 2008 Annual Meeting

Arnold L. Oronsky, Ph.D. is 67 years old and has served as a member of our Board of Directors since December 2005. Dr. Oronsky is a General Partner with InterWest Partners, a venture capital firm focusing on investments in medical and information technology. Dr. Oronsky joined InterWest in a full-time capacity in 1994 after serving as a special limited partner since 1989. In addition to the position of General Partner at InterWest, he also serves as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. From March 2001 to December 2005, Dr. Oronsky served on the Board of Directors of AlgoRx Pharmaceuticals, Inc. From 1980 to 1993, Dr. Oronsky was the Vice President for Discovery Research at the Lederle Laboratories division of American Cyanamid Company, a pharmaceutical company. From 1970 to 1972, Dr. Oronsky was assistant professor at Harvard Medical School, where he also served as a research fellow from 1968 to 1970. Dr. Oronsky serves on the Board of Directors of Aspreva Pharmaceuticals Corporation, Metabasis Therapeutics, Inc. and Dynavax Technologies Corp. He received a Ph.D. from Columbia University’s College of Physicians and Surgeons.

Michael F. Powell, Ph.D. is 52 years old and has served as a member of our Board of Directors since December 2005. He has served as managing director of Sofinnova Ventures, a venture capital firm, since 1997. Previously, he was a Group Leader at Genentech, Inc. from December 1990 to June 1997 and Director of Product Development for Cytel Corporation, a biotechnology company, from September 1987 to December 1990. In 1993, Dr. Powell was honored as a Fellow by the American Association of Pharmaceutical Scientists. From March 2001 to December 2005, Dr. Powell served on the Board of Directors of AlgoRx Pharmaceuticals, Inc. Dr. Powell serves on the Board of Directors of Threshold Pharmaceuticals, Inc. as well as several private biotechnology companies, including Diobex, Orexigen, Trius and Ascenta. He received a Ph.D. in Chemistry from the University of Toronto in 1981 and was a postdoctoral fellow in Bio-Organic Chemistry at the University of California, Berkeley.

Directors Continuing in Office until the 2009 Annual Meeting

Thomas J. Colligan is 62 years old and joined the Board of Directors in July 2004. He retired as a Vice Chairman of PricewaterhouseCoopers LLP, having served in that role from 2001 to 2004. During his 35 years at PricewaterhouseCoopers, he provided financial and managerial expertise to companies in a number of industries including pharmaceutical, technology, telecommunications and consumer products. Early in his career with Coopers & Lybrand, LLP, he was the managing partner of the Philadelphia office (the founding office of the firm) and the Pennsylvania region including, Harrisburg, Pittsburgh and Valley Forge. Mr. Colligan is a licensed CPA in New York, New Jersey and Pennsylvania, and is a member of these State Societies of CPAs and the American Institute of CPAs. He is currently a managing director at Duke Corporate Education, and is a member of the Board of Advisors of the Silberman College of Business at Fairleigh Dickinson University. In addition, he serves on the Board of Schering Plough Corp. He received a B.A. in Accounting and a B.S. from the Fairleigh Dickinson University.

Rodney A. Ferguson, J.D., Ph.D. is 50 years old and has been a member of our Board of Directors since November 2000 and Chairman of the Board of Directors since August 2002. Dr. Ferguson is a Managing Director of Panorama Capital, LLC, a venture capital firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co., where he is responsible for life science investments. Panorama Capital also advises J.P. Morgan Partners with respect to its investment in Anesiva. Prior to August 1, 2006, Mr. Ferguson was a Partner with J.P. Morgan Partners, LLC. And, from 1999 to 2000, Dr. Ferguson was a partner at InterWest Partners, a venture capital firm, where he focused on investments in medical technology. From 1988 to 1999, Dr. Ferguson held a variety of positions at Genentech, Inc., including Senior Corporate Counsel and Senior Director of Business and Corporate Development. Dr. Ferguson serves on the Board of Directors of a private biotech company. He received a B.S. in Biochemistry from the University of Illinois, a Ph.D. in Biochemistry from the State University of New York, Buffalo and a J.D. from Northwestern University.

Robert L. Zerbe, M.D. is 56 years old and has served on our Board of Directors since December 2005. Dr. Zerbe founded and has served as the Chief Executive Officer of QuatRx Pharmaceuticals Company, a biopharmaceutical company, since December 2000. Dr. Zerbe has extensive experience in regulatory affairs and global clinical development at Eli Lilly (U.S. & U.K.), where he held a variety of research and development positions, including Managing Director, Lilly Research Center U.K., and Vice President of Clinical Investigation and Regulatory Affairs. He joined Parke-Davis in 1993, becoming Senior Vice President of Worldwide Clinical Research and Development, during which he oversaw the successful development programs for Lipitor®, Neurontin® and other key products. Dr. Zerbe serves on the Board of Directors of AP Pharma and Aastrom Biosciences. He received an M.D. from Indiana University and did post-graduate training in internal medicine, endocrinology and neuroendocrinology at Indiana University and the National Institutes of Mental Health.

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Cohen, Mr. Colligan, Mr. Eckert, Dr. Ferguson, Dr. Oronsky, Dr. Powell and Dr. Zerbe. In making this determination, the Board found that none of the these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. McLaughlin, the Company’s Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

Meetings of the Board of Directors

The Board of Directors met nine times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2006, the Company’s independent directors met four (4) times in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding Committees of the Board of Directors

The Board of Directors has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2006 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Charles M. Cohen, Ph.D.	—		X		—
Thomas J. Colligan	X	*	—		—
Carter H. Eckert	X		—		—
Rodney A. Ferguson, Ph.D.	—		X	*	X
John P. McLaughlin	—		—		—
Arnold L. Oronsky, Ph.D.	—		—		X	*
Michael F. Powell, Ph.D.	X		—		X
Robert L. Zerbe, M.D.	—		X		—
Total meetings in fiscal 2006	6		7		2

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions.

The Audit Committee of the Board of Directors is responsible for, among other things:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	appointing independent registered public accounting firm to audit our financial statements;

•

overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent registered public accounting firm’s qualifications, independence and performance, and (d) our internal accounting and financial controls;

•	preparing the report that SEC rules require be included in our annual proxy statement;

•	providing the Board of Directors with the results of its monitoring and recommendations; and

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providing to the Board of Directors additional information and materials as it deems necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

Our Audit Committee is currently comprised of Messrs. Colligan and Eckert and Dr. Powell. Mr. Colligan is the chairman of the Audit Committee. The Audit Committee met six times during the fiscal year. The Audit Committee has adopted a written charter that is available on our website at www.anesiva.com.

The Board of Directors has reviewed the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has determined that Mr. Colligan is an “audit committee financial expert” as defined in applicable SEC rules.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year end December 31, 2006 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm their independence from management and the Company. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2006.

Mr. Thomas J. Colligan

Mr. Carter H. Eckert

Dr. Michael F. Powell

Compensation Committee

The Compensation Committee is composed of three directors: Drs. Cohen, Ferguson and Zerbe. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met seven times during the fiscal year. The Compensation Committee has adopted a written charter that is available on the Company’s website at www.anesiva.com. Richard B. Brewer served as a member of the Compensation Committee as well, until his resignation from the Board of Directors in March 2006.

The Compensation Committee of the Board of Directors is responsible for, among other things:

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reviewing and approving for our chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements/provisions, and (e) any other benefits, compensation, compensation policies or arrangements;

•	reviewing and making recommendations to the Board of Directors regarding the compensation policy for such other senior management as directed by the Board of Directors;

•	reviewing and making recommendations to the Board of Directors regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

•	preparing a report to be included in our annual proxy statement which describes: (a) the criteria on which compensation paid to our chief executive officer for the last completed fiscal year is based;

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

(b) the relationship of such compensation to our performance; and (c) the committee’s executive compensation policies applicable to executive officers; and

•	acting as administrator of our benefit plans, including making amendments to the plans, and changes in the number of shares reserved for issuance thereunder.

Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least six times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with the executive officers and Radford Services and Consulting (“Radford”), an independent compensation consulting group. The Compensation Committee meets regularly in executive session with no executive officers present. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Company, at the direction of the Compensation Committee, retained the independent compensation consulting firm of Radford to assist the Committee in evaluating our compensation practices. In February 2007 the Compensation Committee retained Radford directly. In 2006, Radford developed a competitive peer group, using criteria such as stage of development, employee size and market capitalization. Radford reviewed data on this peer group, as well as additional data provided through market survey sources that reflect companies of comparable size and complexity in the biotechnology industry, to perform analyses of competitive performance and compensation levels. It also met with the members of the Compensation Committee and senior management to learn about our business operations and strategy as a public company, key performance metrics and target goals, and the markets in which we compete. Radford developed recommendations that were reviewed and approved by the Compensation Committee and the Board of Directors in connection with developing and approving our compensation plan.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executive officers other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his cash compensation as well as any equity awards to be granted. For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

Up until January 4, 2007, the Company had a Stock Award Committee of the Board of Directors that granted stock awards pursuant to the 2003 Equity Incentive Plan to new Anesiva non-executive employees. The grants were made in accordance with guidelines adopted by the Compensation Committee. Except as approved by the Compensation Committee, the grants did not exceed 15,000 shares per new employee, and the total number of options granted to all new employees in a quarter did not exceed an aggregate of 150,000 shares. The Stock Award Committee was comprised of Mr. McLaughlin. On January 4, 2007 the Compensation Committee adopted new procedures for making equity grants to non-executive employees and the Stock Award Committee was terminated.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2006 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Drs. Cohen, Ferguson and Zerbe. During 2006, Mr. Brewer served as a member of the Compensation Committee as well. Mr. Brewer resigned in March 2006. None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Dr. Charles M. Cohen

Dr. Rodney A. Ferguson

Dr. Robert L. Zerbe

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things:

•	reviewing the Board of Directors’ structure, composition, and practices, and making recommendations on these matters to the Board of Directors;

•	reviewing, soliciting and making recommendations to the Board of Directors and stockholders with respect to candidates for election to the Board of Directors; and

•	overseeing compliance by employees with our Code of Conduct.

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

Our Nominating and Corporate Governance Committee is comprised of Drs. Ferguson, Oronsky and Powell. Dr. Oronsky is the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a written charter that is available on our website at www.anesiva.com. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met two times during the fiscal year.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Anesiva, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of Anesiva and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and Anesiva, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Anesiva during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote. The Nominating and Corporate Governance Committee has paid fees to third parties to assist in the process of identifying and evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not received a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board of Directors.

Stockholder Communications with the Board of Directors

The Company’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. This information is available on the Company’s website at www.anesiva.com.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.anesiva.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since January 1, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Independent Registered Public Accounting Firm Fees and Services

In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and December 31, 2006, by Ernst & Young LLP, the Company’s principal registered public accounting firm.

	Fiscal Year Ended
	2006	2005
Audit Fees	$654,375	$390,100
Audit-related Fees(1)	—	115,000
Tax Fees(2)	80,400	15,900
All Other Fees	—	—

Total Fees	$734,775	$521,000

(1)	Audit-related Fees include assistance with the merger between the Company and AlgoRx Pharmaceuticals consummated in December 2005 and related Registration Statement on Form S-4.
(2)	Tax Fees include assistance with state and federal return preparation.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2006, all of the total hours expended on the Company’s financial audit by Ernst & Young LLP were provided by Ernst & Young LLP full-time permanent employees.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide each service. The pre-approval of services has been delegated to Mr. Colligan, Chairman of the Audit Committee, and any such pre-approval must be reported to the full Audit Committee at its next scheduled meeting. All services rendered by Ernst & Young LLP during 2005 and 2006 were pre-approved in accordance with the above policies and procedures.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject to options currently exercisable within 60 days of March 31, 2007. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 27,536,227 shares of our common stock outstanding as of March 31, 2007. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Anesiva, Inc., 650 Gateway Boulevard, South San Francisco, California, 94080.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 days of March 31, 2007	Shares Subject to a Right of Repurchase/Forfeiture Within 60 days of March 31, 2007		Shares Beneficially Owned(1)
				Number	Percent
5% Stockholders
Entities affiliated with Federated Investors Inc.(2)	—	—		1,406,250	5.1
Entities affiliated with InterWest Partners(3)	70,000	—		2,891,424	10.5
Entities affiliated with J.P. Morgan Partners(4)	72,500	—		3,441,529	12.5

Directors and Executive Officers
Charles M. Cohen, Ph.D.(5)	57,500	—		1,169,786	4.2
Thomas J. Colligan	75,000	1,250	(6)	77,500	*
Carter H. Eckert	57,500	—		70,758	*
Rodney A. Ferguson, Ph.D.(7)(8)(9)	72,500	—		72,534	*
Arnold L. Oronsky, Ph.D.(3)(10)	57,500	—		2,889,108	10.5
Michael F. Powell, Ph.D.(11)	57,500	—		1,260,834	4.6
Robert L. Zerbe, M.D.	57,500	—		57,500	*
Patrick A. Broderick	147,875	8,000	(6)	160,828	*
Daniel J. Gennevois	156,150	10,000	(6)	171,184	*
James Z. Huang(12)	320,375	12,000	(6)	380,548	1.4
John P. McLaughlin(13)	616,250	50,000	(6)	744,274	2.7
Richard P. Powers	131,137	—		157,734	*
All directors and executive officers as a group (12 persons)	1,949,287	81,250		14,951,791	54.4

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 27,536,227 shares outstanding on March 31, 2007, adjusted as required by rules promulgated by the SEC.
(2)	The address for Federated Investors Inc. is Federated Investors Tower, 5800 Corporate Drive, Pittsburgh, Pennsylvania, 15222.
(3)

Includes (a) 2,721,685 shares held by InterWest Partners VIII, L.P., (b) 77,870 shares held by InterWest Investors Q VIII, L.P., (c) 21,869 shares held by InterWest Investors VIII, L.P., collectively, the InterWest Funds, (d) options to purchase 57,500 shares granted to Dr. Oronsky, one of our current directors and

(e) options to purchase 12,500 shares granted to Michael Sweeney, one of our former directors. Dr. Oronsky and Mr. Sweeney are obligated to transfer any shares issued pursuant to the exercise of such options to InterWest. Dr. Oronsky, one of our current directors, is a Managing Director of InterWest Management Partners VIII, LLC, the general partner of the InterWest Funds. Dr. Oronsky has shared voting and dispositive powers over the shares held by the InterWest Funds. Dr. Oronsky disclaims beneficial ownership of the shares held by the InterWest Funds, except to the extent of his pecuniary interest therein. The address for the InterWest Partners is 2710 Sand Hill Road, Second Floor, Menlo Park, California 94025.

(4)	Includes (a) 2,886,121 shares held by J.P. Morgan Partners (SBIC), LLC, or JPMP SBIC, (b) 234,689 shares held by J.P. Morgan Partners Global Investors, L.P., (c) 35,134 shares held by J.P. Morgan Partners Global Investors A, L.P., (d) 118,118 shares held by J.P. Morgan Partners Global Investors (Cayman), L.P., (e) 13,198 shares held by J.P. Morgan Partners Global Investors (Cayman) II, L.P., (f) 81,769 shares held by J.P. Morgan Partners Global Investors (Selldown), L.P. and (g) options to purchase 72,500 shares granted to Dr. Rodney Ferguson, one of our directors. Dr. Ferguson is obligated to transfer any shares issued pursuant to the exercise of such options to JPMP SBIC. The sole member of JPMP SBIC is J.P. Morgan Partners (BHCA), L.P., or JPMP BHCA, the general partner of which is JPMP Master Fund Manager, L.P., or JPMP MFM, the general partner of which is JPMP Capital Corp., or JPMP Capital, a wholly-owned subsidiary of J.P. Morgan Chase & Co., a publicly traded bank holding company, or J.P. Morgan Chase. Each of JPMP BHCA, JPMP MFM, JPMP Capital and J.P. Morgan Chase may be deemed beneficial owners of the shares held by JPMP SBIC, however, each disclaims beneficial ownership except to the extent of its pecuniary interest therein. Additionally, JPMP Capital is the general partner of JPMP Global Investors, L.P., the general partner of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P. and J.P. Morgan J.P. Morgan Partners Global Investors (Selldown), L.P., collectively, the J.P. Morgan Funds and together with JPMP SBIC, JPMP BHCA, JPMP MFM and JPMP Capital, or the JPMP Entities. Each of JPMP Capital and J.P. Morgan Chase may be deemed beneficial owners of the shares held by the J.P. Morgan Funds, however, each disclaims beneficial ownership except to the extent of its pecuniary interest therein. The address for J.P. Morgan is 2440 Sand Hill Road #302, Menlo Park, California, 94025.
(5)	Includes the ownership by the following venture capital funds managed by Advent International Corporation (“Advent Intl”): (a) 381,038 shares held by Advent Healthcare and Life Science III LP, (b) 714,565 shares held by Advent Healthcare and Life Science III-A, LP, (c) 13,506 shares held by Advent Partners HLS III LP, (d) 3,177 shares held by Advent Partners II LP, collectively, the Advent Funds, and (e) options to purchase 57,500 shares granted to Dr. Cohen, one of our directors. Dr. Cohen is obligated to transfer any shares issued pursuant to the exercise of such options to Advent Intl. In its capacity as manager or general partner of the Advent Funds, Advent Intl exercises its sole voting and investment power with respect to all shares held by the Advent Funds. Dr. Cohen, a vice president at Advent Intl and one of our current directors, may be deemed to be a beneficial owner of the shares held by the Advent Funds. Dr. Cohen disclaims beneficial ownership of the shares held by the Advent Funds, except to the extent of his pecuniary interest therein. The address for Advent Intl is 75 State Street, 29th Floor, Boston, Massachusetts, 02109.
(6)	Represents shares of restricted common stock subject to a right of forfeiture in the event the holder ceases to provide services to us.
(7)	Dr. Ferguson is a Managing Director of Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Panorama Capital is advising J.P. Morgan Partners as to its investment in the Company. Prior to August 1, 2006, Mr. Ferguson was a Partner with J.P. Morgan Partners, LLC.
(8)	Dr. Ferguson is obligated to transfer any shares issued pursuant to the exercise of such options to JPMP SBIC. (See also footnote 4 above.)
(9)	Includes 34 shares held in the Ferguson/Egan Family Trust dated 6/28/99 (“Family Trust”), of which Dr. Ferguson is a trustee and beneficiary. Dr. Ferguson disclaims beneficial ownership of the shares held by the Family Trust, except to the extent of his pecuniary interest therein.

(10)	Includes 9,864 shares held in the Oronsky Living Trust dated 12/15/00, of which Dr. Oronsky is a co-trustee, and 320 shares held by Matadoro Investments, L.P. (“Matadoro”). Dr. Oronsky is the General Partner of Matadoro. He has shared voting and dispositive powers over the shares held by Matadoro. He disclaims beneficial ownership of the shares held by Matadoro, except to the extent of his pecuniary interest therein.
(11)

Includes (a) 1,148,524 shares held by Sofinnova Venture Partners V, L.P., (b) 37,145 shares held by Sofinnova Venture Affiliates V, L.P., and (c) 17,600 shares held by Sofinnova Venture Principals V, L.P., (collectively, the “Sofinnova Funds”). Dr. Powell, one of our current directors, is a Managing Director of the Sofinnova Funds and a Managing Member of Sofinnova Management V, L.L.C., the general partner of the Sofinnova Funds. Dr. Powell has shared voting and dispositive powers over the shares held by the Sofinnova Funds. Dr. Powell disclaims beneficial ownership of the shares held by the Sofinnova Funds, except to the extent of his pecuniary interest therein. The address for the Sofinnova Funds is 140 Geary Street, 10th Floor, San Francisco, California 94108.

(12)	Includes 46,149 shares held in The Huang Living Trust dated June 8, 2001.
(13)	Includes (a) 1,562 shares held in The John P. McLaughlin Grantor Retained Annuity Trust, (b) 1,562 shares held in The Susan McLaughlin Grantor Retained Annuity Trust, (c) 5,250 shares held in The 2005 John P. McLaughlin Grantor Retained Annuity Trust est. 3/23/05, (d) 6,250 shares held in The 2005 Susan McLaughlin Grantor Retained Annuity Trust est. 3/23/05 and (e) 1,000 shares held by Mr. McLaughlin’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION DISCUSSION AND ANALYSIS

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract, retain and motivate the best possible executive talent, and to align compensation with business objectives and individual performance. Executives are expected to contribute to the long-term success of the Company, and the Compensation Committee’s goal is to provide executives fair and competitive compensation for sustained performance through both cash compensation and long-term incentives. The Compensation Committee believes that long-term incentives align the interests between executives and stockholders and assists in the retention of executive officers.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table herein are referred to as the “named executive officers.”

The Compensation Committee created and regularly reviews our compensation philosophy and approves all elements of our compensation program for our executive officers. The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of our compensation programs which are intended to strengthen the link between executive pay and performance. The charter for the Compensation Committee reflects their responsibilities, and the Compensation Committee and the Board of Directors periodically review and revise the charter. The Compensation Committee charter has been published in the Corporate Governance section of our website located at www.anesiva.com.

All members of our Compensation Committee are independent, as defined in Rule 4200(a)(15) of the NASDAQ listing standards and as determined by the Board of Directors. Qualifications for inclusion on the Compensation Committee include independence and experience with: compensation, benefits, leading and motivating people, and fiscal responsibility. During fiscal year 2006, the Compensation Committee was composed of the following directors: Drs. Charles M. Cohen, Robert L. Zerbe and Rodney A. Ferguson, who served as chairperson, with Mr. Richard B. Brewer serving until his resignation in March 2006.

The Compensation Committee meets at scheduled times during the year. The Compensation Committee met seven times during fiscal year 2006. The Compensation Committee chairperson annually sets the agenda for the scheduled committee meetings, and before each meeting the chairperson, in collaboration with the Compensation Committee’s compensation consultant and the executive officers, creates a detailed meeting agenda.

A Stock Award Committee of the Board of Directors, with Mr. John P. McLaughlin as its sole member, was designated with authority to grant stock awards to non-officer new employees in specified amounts for each new hire’s grade level that had been pre-approved by the Compensation Committee. The Stock Award Committee acted by unanimous written consent twenty (20) times during fiscal year 2006.

On January 4, 2007 the Compensation Committee adopted new procedures for making equity grants. These procedures were not adopted in response to any perceived failings of prior procedures, but solely in order to adopt current best practice on equity grants. The procedures for making equity grants adopted by the Committee are based on the following guidelines:

•	Equity grants to non-employee directors will be issued automatically according to the terms of the 2003 Non-Employee Directors’ Stock Option Plan.

•	All other grants shall be approved by the Compensation Committee.

•	No grants shall be delegated to any other committee or sub-committee of the Board of Directors or the officers.

•	All grants must be approved at a Compensation Committee meeting. No grants will be approved by written consent.

•	Grants shall be approved on meeting dates which are annually pre-determined meeting dates.

Pursuant to these guidelines, the Stock Award Committee was terminated on January 4, 2007.

Determining Executive Compensation

At each Compensation Committee meeting members of management including the Chief Executive Officer, President, Chief Financial Officer, General Counsel, and certain other officers may attend. These officers attend at the request of the Compensation Committee and present and discuss agenda items, answer questions, and take the minutes of the meeting. The Compensation Committee may solicit information from the Chief Executive Officer in order to assist the Committee in determining executive compensation. On a regular basis, the Compensation Committee has executive sessions with no executive officers present. Periodically, the Chief Executive Officer may be asked to attend a specific executive session to review the performance and compensation of other executive officers. The Compensation Committee may from time to time request the attendance of independent compensation consultants at its meetings as well as at executive sessions.

The Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist the committee. In 2006 the Company, at the direction of the Compensation Committee, retained the compensation consulting firm of Radford to assist the Committee in evaluating our compensation practices and to assist in developing and implementing the executive compensation program and philosophy. In February 2007 the Compensation Committee retained Radford directly. In 2006, Radford developed a competitive peer group, using criteria such as stage of development, employee size and market capitalization. Radford reviewed data on this peer group, as well as additional data provided through market survey sources that reflect companies of comparable size and complexity in the biotechnology industry, to perform analyses of competitive performance and compensation levels. It also met with the members of the Compensation Committee and senior management to learn about our business operations and strategy as a public company, key performance metrics and target goals, and the markets in which we compete. Radford developed recommendations that were reviewed and approved by the Compensation Committee and the Board of Directors in connection with developing and approving our compensation plan.

Benchmarking is one component in determining executive officer compensation. The Compensation Committee compares each element of compensation separately and in the aggregate to compensation at certain companies we benchmark against. We target (i) base salaries to result in annual salaries equal to the market 50th – 60th percentile as among our peer groups, (ii) total cash compensation of base salary plus annual performance incentives to result in cash compensation equal to the market 50th percentile as among our peer groups and (iii) and long-term equity incentive compensation to result in compensation equal to the market 50th percentile as among our peer groups. In fiscal 2006, benefits and perquisites remained limited. See the Benefit Plan and Perquisite tables herein. We believe our executive compensation packages are reasonable when considering our business strategy, our compensation philosophy and the competitive market pay data.

Design and Elements of our Compensation Program

Compensation is broken out into the following components:

•	Base salary;

•	Annual cash bonuses;

•	Long-term equity incentive program; and

•	Health and welfare benefits.

The following are each of the four elements discussed in greater detail:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Base salaries are intended to compensate individuals for their knowledge and experience that they bring with them to the organization and for building on those skills over time. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table herein. For the fiscal year ended December 31, 2006, the aggregate annual base salary to our named executive officers was approximately $1,597,815, with our chief executive officer receiving $395,625 of that amount. We believe that the base salary paid to our executive officers during fiscal year 2006 achieves our executive compensation objectives, compares to our peer group and is within our target of providing base salary at the market median.

Annual Cash Bonuses. Annual cash bonuses are used to motivate executives to meet short-term product results, deliver annual operational goals and individual objectives established by the Compensation Committee and the CEO as part of the performance management process. The Compensation Committee approves the annual cash bonus for the Chief Executive Officer and for each officer below the Chief Executive Officer level, based on the Chief Executive Officer’s recommendations. We use annual cash bonuses specifically to align compensation with the achievement of specified business objectives and specific individual performance. Because we consider specific total-cash compensation targets, our decisions on annual cash bonuses affect our decisions on base salary amounts.

Our Compensation Committee established bonus amounts to be paid in 2007 for performance in 2006 at up to 30% of base salary for each of our named executive officers, excluding our president and chief executive officer, and for our president, up to 40% of his base salary and for our chief executive officer, up to 45% of his base salary. The actual amount of bonuses for 2006 was determined in February and March 2007 following a review of the achievement of overall corporate goals and milestones and each executive officer’s individual performance and contribution.

Long-Term Equity Incentive Program. Long-term equity incentives, which have historically been delivered predominantly via stock options, are used to ensure executive alignment with the Company’s stockholders through stock price appreciation and long-term retention of the executive team. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards and facilitates long-term thinking and business planning.

The 1999 Equity Incentive Plan was adopted in July 1999 and provided for the issuance of stock options. The Company’s Board of Directors adopted in December 2003 and the stockholders approved in January 2004 the reservation of an additional 250,000 shares of common stock for issuance under the 1999 Equity Incentive Plan and to rename it the 2003 Equity Incentive Plan (the “2003 Plan”), to become effective upon the effective date of the initial public offering. The Board of Directors adopted in October 2005 and the stockholders approved in December 2005 the reservation of an additional 1,800,000 shares of common stock for issuance under the Plan. The aggregate number of shares of common stock that may be issued pursuant to stock awards granted under the 2003 Plan is 5,523,143 shares, which amount will be increased annually for the life of the 2003 Plan on January 1 beginning in 2008, by the lesser of (a) 5% of the number of shares of common stock outstanding on such date and (b) 2,500,000 shares of common stock. However, the Board of Directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on such date. As of January 1, 2007, 2,690,111 shares of common stock were outstanding and 2,437,812 shares were reserved for future issuance under the 2003 Plan.

Stock awards granted under the 2003 Plan may be either (i) options, (ii) restricted stock awards, (iii) stock appreciation rights, (iv) phantom stock or (v) other stock awards. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the grant date and nonstatutory options may be granted to employees, directors, or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the board of directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110%

of the fair value and shall not be exercisable more than five years after the date of grant. Stock awards may be granted with vesting terms as determined by the board of directors. Except as noted above, options expire no more than 10 years after the date of grant or earlier if employment is terminated.

The Board of Directors adopted in December 2003 and the stockholders approved in January 2004 the 2003 Non-employee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to non-employee directors upon election to the Board and after each annual meeting held by the Company. The aggregate number of shares of common stock that may be issued pursuant to options granted under the Directors’ Plan is 592,500 shares, which amount will be increased annually on January 1, from 2008 until 2014, by the number of shares of common stock subject to options granted during the prior calendar year. However, the Board of Directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased. As of January 1, 2007, 155,000 shares of common stock were outstanding and 437,500 shares were reserved for future issuance under the Directors’ Plan.

Stock options may include a provision whereby the holder, while an employee, director, or consultant, may elect at any time to exercise the option as to any part or all of the shares subject to the option prior to the full vesting of the option. Upon termination of services, any unvested shares so exercised are subject to repurchase by the Company at a price equal to the original exercise price of the stock. This right of repurchase will lapse with respect to the option shares that have vested upon termination of services. At March 31, 2007, 318 shares of common stock acquired through the exercise of options are subject to the Company’s right of repurchase.

Because we review and consider data on total compensation, our decisions on base salary and short-term cash incentives are affected by our decisions on long-term equity grants.

Health and Welfare Benefits. We provide benefit programs to executive officers and to other employees. The Company provides these benefits to remain competitive with our peers in attracting and retaining the best possible employee talent. The following table generally identifies such benefit plans and identifies those employees who may be eligible to participate.

Benefit Plan	Executive Officers	Certain Managers	Full Time Employees
401(k) Plan	✓	✓	✓
Medical/Dental/Vision Plans	✓	✓	✓
Life and Disability Insurance	✓	✓	✓
Employee Stock Purchase Plan	✓	✓	✓
Short Term Incentive Plan	✓	✓	✓
Equity Incentive Plans	✓	✓	✓
Change in Control and Severance Plan(1)	✓	✓	Not Offered
Deferred Compensation Plan	Not Offered	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered
Employee Stock Ownership Plan	Not Offered	Not Offered	Not Offered
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered

(1)	Details of the Change in Control and Severance Plan may be found below.

Perquisites

We believe perquisites for executive officers should be extremely limited in scope and value. As a result, we have historically given nominal perquisites. The following table illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them. As illustrated in the following table, we do not currently provide any of these listed perquisites to either officers, managers or employees.

Types of Perquisites	Executive Officers	Certain Managers	Full Time Employees
Automobile Allowance	Not Offered	Not Offered	Not Offered
Country Club Memberships	Not Offered	Not Offered	Not Offered
Personal Use of Company Aircraft	Not Offered	Not Offered	Not Offered
Security Services	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use	Not Offered	Not Offered	Not Offered

Termination Benefits for Executive Officers

•

John P. McLaughlin. In November 1999, we entered into a letter agreement with John P. McLaughlin, our Chief Executive Officer, pursuant to which Mr. McLaughlin may only be terminated without cause upon the affirmative vote of two-thirds of the directors then in office, excluding Mr. McLaughlin. In the event we terminate Mr. McLaughlin’s employment without cause, he will receive six months of salary in a lump sum payment and we will continue to pay for his medical benefits for six months following such termination. Mr. McLaughlin’s letter agreement does not possess a termination date.

•

Richard P. Powers. In October 2001, we entered into an offer letter with Richard P. Powers, our Vice President and Chief Financial Officer. In the event we terminate Mr. Powers’ employment without cause, he is entitled to receive salary, bonus and health benefits for a period of six months after the date of such termination and accelerated vesting of his unvested stock options equal to six months. Mr. Powers’ offer letter does not possess a termination date.

•

Patrick A. Broderick. In May 2004, we entered into an offer letter with Patrick A. Broderick, our Vice President and General Counsel. The offer letter provides that in the event Mr. Broderick’s position is eliminated as the result of a change in control, he is entitled to receive salary, bonus and health benefits for a period of six months after the date of such termination. Mr. Broderick’s offer letter does not possess a termination date.

Executive Change in Control and Severance Benefit Plan.

On July 29, 2005, our Board of Directors approved the Executive Change in Control and Severance Benefit Plan, or the Change in Control Plan. Pursuant to the Change in Control Plan, our Chief Executive Officer, Chief Financial Officer, Senior Vice Presidents and Vice Presidents, each an eligible employee under the Change in Control Plan, will be entitled to certain benefits in the event of a covered termination. A covered termination in general means either: (a) an involuntary termination without cause which occurs within three months prior to, or twelve months following, the effective date of a change of control, or (b) a constructive termination with occurs within twelve months following the effective date of a change of control. In general, in the event of a covered termination, an eligible employee will be entitled to receive: (a) cash severance payments equal to (i) 50% of the eligible employee’s base salary and (ii) a pro rata portion of the eligible employee’s maximum annual target cash bonus; (b) continued health insurance coverage for six months; and (c) outplacement assistance for three months. In order to receive benefits under the Change in Control Plan, an eligible employee will be required to execute a general waiver and release at the time of the covered termination.

Board Process

On at least an annual basis, the Compensation Committee approves all compensation and awards to our Chief Executive Officer, our President and our Chief Financial officer. In reviewing compensation, the

Committee reviews a number of factors involving Company and individual performance. With respect to equity compensation awarded to other employees, the Compensation Committee currently grants stock options and restricted stock awards, generally based on guidelines approved by the Compensation Committee with input from the CEO on individual performance.

Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2006, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers at December 31, 2006 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Mr. John P. McLaughlin Chief Executive Officer	2006	395,625	—	2,423,471	169,130	4,532	2,992,758

Mr. James Z. Huang President	2006	342,875	—	657,859	130,293	3,740	1,134,767

Dr. Daniel J. Gennevois Vice President, Medical Affairs	2006	297,000	—	451,259	104,655	4,052	856,966

Mr. Richard P. Powers Vice President and Chief Financial Officer	2006	295,400	—	445,010	63,142	5,084	808,636

Mr. Patrick A. Broderick Vice President and General Counsel	2006	266,915	—	377,704	77,072	3,029	724,720

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to 2006 in accordance with FAS 123(R). For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. For a complete description of the assumptions made in determining the FAS 123(R) valuation, please refer to Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the indicated fiscal year.
(2)	Represents amounts paid under the Company’s 2006 Bonus Program during 2007 in respect to service performed in 2006.
(3)	Represents term life insurance premiums and 401(k) matching contributions.

Grants of Plan-Based Awards

All options granted to our Named Executive Officers in 2006 are nonqualified stock options. The exercise price per share of each option granted to our Named Executive Officers was equal to the closing price of our common stock on the NASDAQ Global Market on the day prior to the date of the grant. All of the stock options granted to our Named Executive Officers in 2006 were granted under our 2003 Plan. No restricted stock was granted to our Named Executive Officers in 2006.

The following table shows for the fiscal year ended December 31, 2006, certain information regarding grants of plan-based awards to the Named Executive Officers:

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Grant Date of Option Awards	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Target ($)
Mr. John P. McLaughlin	178,031	5/10/2006	250,000	7.46	1,315,475
Mr. James Z. Huang	137,150	5/10/2006	225,000	7.46	1,183,928
Dr. Daniel J. Gennevois	89,100	5/10/2006	100,000	7.46	526,190
Mr. Richard P. Powers	88,620	5/10/2006	80,000	7.46	420,952
Mr. Patrick A. Broderick	80,074	5/10/2006	80,000	7.46	420,952

(1)	Actual amounts earned by our Named Executive Officers for 2006 are shown in the column entitled “Non-Equity Incentive Plan Compensation” in our Summary Compensation Table.
(2)	Represents the closing sales price per share of our common stock on the NASDAQ Global Market on the day prior to the grant date.
(3)	Amount represents the total fair value of stock options granted to our Named Executive Officers in 2006, calculated in accordance with FAS 123(R). See Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Outstanding Equity Awards at Fiscal year-end.

The following table shows for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date
Mr. John P. McLaughlin	66,250	(3)	—	$4.80	4/1/2013
	125,000	(4)	—	8.00	11/17/2013
	25,000	(5)	—	9.00	4/27/2015
	25,000	(6)	—	9.80	11/9/2015
	250,000	(7)	—	7.46	5/9/2016

Mr. Patrick A. Broderick	7,875	(5)	—	9.00	4/27/2015
	15,000	(8)	—	9.80	11/9/2015
	25,000	(9)	—	9.80	11/9/2015
	80,000	(7)	—	7.46	5/9/2016

Dr. Daniel J. Gennevois	3,125	(10)	—	4.80	7/14/2013
	6,250	(4)	—	8.00	11/17/2013
	7,875	(5)	—	9.00	4/27/2015
	1,400	(11)	—	9.80	11/9/2015
	8,750	(6)	—	9.80	11/9/2015
	3,750	(12)	—	9.80	11/9/2015
	100,000	(7)	—	7.46	5/9/2016

Mr. James Z. Huang	20,000	(4)	—	8.00	11/17/2013
	7,875	(5)	—	9.00	4/27/2015
	25,000	(13)	—	10.08	9/22/2015
	3,750	(11)	—	9.80	11/9/2015
	8,750	(6)	—	9.80	11/9/2015
	225,000	(7)	—	7.46	5/9/2016

Mr. Richard P. Powers	11,562	(3)	—	4.80	4/1/2013
	12,500	(4)	—	8.00	11/17/2013
	7,875	(5)	—	9.00	4/27/2015
	4,200	(11)	—	9.80	11/9/2015
	6,250	(14)	—	9.80	11/9/2015
	8,750	(6)	—	9.80	11/9/2015
	80,000	(7)	—	7.46	5/9/2016

(1)	All shares are immediately exercisable prior to vesting pursuant to the terms of the option agreements under which the shares were granted.
(2)	Represents the closing sales price per share of our common stock on the NASDAQ Global Market on the day prior to the grant date.
(3)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments beginning 1/1/03 over a four year period.
(4)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments beginning 11/18/03 over a four year period.
(5)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments beginning 4/28/05 over a four year period.

(6)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments beginning 1/3/05 over a four year period.
(7)	Option shares vest as follows: 1/4 of the shares vest on 5/10/07 and the remaining shares vest monthly in equal increments thereafter for 3 years.
(8)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments beginning 12/15/04 over a four year period.
(9)	Option shares vest as follows: 1/4 of the shares vested on 7/6/05 and the remaining shares vest monthly in equal increments thereafter for 3 years.
(10)	Option shares vest as follows: 1/4 of the shares vested on 7/7/04 and the remaining shares vest monthly in equal increments thereafter for 3 years.
(11)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments beginning 2/17/05 over a four year period.
(12)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments beginning 10/5/04 over a four year period.
(13)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments beginning 9/23/05 over a four year period.
(14)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments beginning 7/30/04 over a four year period.

Option Exercises and Restricted Stock Vested

None of our Named Executive Officers exercised any stock options or received any restricted stock awards that vested during the year ended December 31, 2006.

Pension Benefits

Anesiva currently does not sponsor any pension or retirement plans for our Named Executive Officers and directors, thus, none of our Named Executive Officers or directors participated in, or otherwise received any benefits under any pension or retirement plan sponsored by us during the year ended December 31, 2006.

Nonqualified Deferred Compensation

None of our Named Executive Officers or directors earned any nonqualified deferred compensation benefits from us during the year ended December 31, 2006.

Director Compensation

The following table shows for the fiscal year ended December 31, 2006 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Restricted Stock Awards ($)(1)(2)	Total ($)
Richard B. Brewer(3)	7,750	678,173	27,763	705,936
Charles M. Cohen(4)	37,500	108,042	—	108,042
Thomas J. Colligan(5)	49,500	245,032	21,333	266,365
Carter H. Eckert(4)	40,500	108,042	—	108,042
Rodney A. Ferguson(6)	51,000	243,847	—	243,847
Arnold L. Oronsky(4)	40,500	108,042	—	108,042
Michael F. Powell(4)	38,500	108,042	—	108,042
Robert L. Zerbe(4)	37,000	108,042	—	108,042

(1)	Represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with FAS 123(R) (excluding any risk of forfeiture, per SEC regulations). For a complete description of the assumptions made in determining the FAS 123(R) valuation, please refer to Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	The grant date fair value, as calculated in accordance with FAS 123(R) and using a Black-Scholes model, of the stock option awards granted during 2006 for each of the directors listed in the table, except for Mr. Brewer who did not receive any new equity awards in 2006, was as follows: Dr. Cohen, $44,775; Mr. Colligan, $59,700; Mr. Eckert, $44,775; Dr. Ferguson, $59,700; Dr. Oronsky, $44,775; Dr. Powell, $44,775; and Dr. Zerbe, $44,775. Please refer to Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, for a discussion of assumptions made in determining the grant date fair value of our equity awards.
(3)	Mr. Brewer resigned from the Board of Directors on March 20, 2006. Pursuant to the terms of his equity award agreements, the vesting of all shares subject to his option and restricted stock awards was accelerated in full. As of his resignation, Mr. Brewer held options to purchase up to 65,000 shares of our common stock and 2,500 shares of restricted stock. In addition, upon his resignation, the Compensation Committee approved the extension of the exercisabilty of all Mr. Brewer’s outstanding option shares for one additional year beyond the terms of his original agreement to March 20, 2008. As of December 31, 2006, all his option shares were outstanding and exercisable.
(4)	As of December 31, 2006, Drs. Cohen, Oronsky and Zerbe, and Messrs. Eckert and Powell each held options to purchase up to a total of 57,500 shares of our common stock, of which each director held 25,625 vested option shares. To date, no restricted shares have been granted to Drs. Cohen, Oronsky, and Zerbe, and Messrs. Eckert and Powell.
(5)	As of December 31, 2006, Mr. Colligan held options to purchase up to 75,000 shares of our common stock, 36,926 of which were vested. As of December 31, 2006, Mr. Colligan also held a restricted stock award representing 2,500 shares of our common stock at no cost to him, none of which shares were vested as of that date.
(6)	As of December 31, 2006, Mr. Ferguson held options to purchase up to 72,500 shares of our common stock, 37,291 of which were vested. To date, no restricted shares have been granted to Dr. Ferguson.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of our Audit Committee, the Audit Committee is charged with reviewing all related party transactions for potential conflict of interest situations and is also responsible for approving such related party transactions. Pursuant to Anesiva’s Code of Conduct, all of our directors, executive officers and employees are required to report to the compliance officer under the Code of Conduct any conflicts of interest, including any related party transactions. In approving or rejecting a proposed related party transaction, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to Anesiva, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of Anesiva, as the Audit Committee determines in the good faith exercise of its discretion.

There were no “related party” transactions arising during 2006 requiring disclosure under applicable NASDAQ listing standards, SEC rules and regulations or Anesiva policy and procedures. We have, however, entered into indemnification agreements with each of our directors and executive officers for the indemnification of, and advancement of expenses to, these persons to the full extent permitted by Delaware law. We also intend to enter into an indemnification agreement with each of our future directors and officers.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Anesiva stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to our Secretary, care of Anesiva, Inc., 650 Gateway Boulevard, South San Francisco, California 94080, or call us at 650-624-9600, or email us at investors@anesiva.com. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Patrick A. Broderick
Patrick A. Broderick
Vice President, General Counsel and Secretary

April 25, 2007

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Investor Relations, Anesiva, Inc., 650 Gateway Boulevard, South San Francisco, California 94080.

(1) PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ANESIVA, INC.

The undersigned hereby appoints John P. McLaughlin and Richard P. Powers, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Anesiva, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held at 9:00 a.m., pacific time, on Wednesday, May 30, 2007 at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

You can now access your Anesiva, Inc. account online.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please Mark Here For Address Change or Comments SEE REVERSE SIDE

1. ELECTION OF DIRECTORS Nominees:

01 Charles M. Cohen, Ph.D.     02 Carter H. Eckert     03 John P. McLaughlin

FOR     WITHHELD FOR ALL

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FOR     AGAINST     ABSTAIN

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